Exhibit 99.1

                         NEWS RELEASE

LINCOLN FINANCIAL GROUP APPOINTS ROBERT DINEEN VICE CHAIRMAN, LINCOLN FINANCIAL NETWORK

Will Fuller Leads Lincoln Financial Group Distribution

David Berkowitz Named President Lincoln Financial Advisors

Philadelphia, PA, October 10, 2012 – Lincoln Financial Group (NYSE:LNC) (“Lincoln”) today announced that Robert W. Dineen, formerly President of Lincoln Financial Network (“LFN”), has been appointed Vice Chairman, Lincoln Financial Network as part of a phased retirement in the context of a planned succession process.

In this role, Dineen will work with President and CEO Dennis R. Glass to develop and refine long-term strategies at both the distribution and corporate levels.  Dineen will continue to report directly to Glass and to serve on the Senior Management Committee, and will join two additional management-level committees: the Enterprise Risk and Capital Committee as well as the Investment Committee.

Lincoln also announced a realignment of its distribution organization.  Under the new structure, LFN, which provides retail distribution services, and Lincoln Financial Distributors (“LFD”), which provides wholesale distribution services, remain separate and distinct businesses but operate under one organizational unit, Lincoln Financial Group Distribution.  Will H. Fuller, formerly President of LFD, leads this group as President, Lincoln Financial Group Distribution, and continues to report directly to Glass.  Dineen will assist Fuller in the implementing this new organizational structure and in completing the implementation of an upgraded broker/dealer platform.

Prior to joining Lincoln in early 2009, Fuller led product distribution for the Global Wealth Management division at Merrill Lynch & Co., Inc. During his career at Merrill Lynch, Fuller served in capacities of increasing responsibility and leadership for Merrill Lynch Global Wealth Management. His business management experience spans life insurance, annuities, mutual funds, managed accounts, advisory programs, banking and retirement products.

David S. Berkowitz, current Senior Vice President, Head of Lincoln Financial Advisors, has been appointed President of Lincoln Financial Network, reporting to Fuller.  Berkowitz brings 26 years of experience, including the past 10 years working alongside Dineen at LFN, and a proven track record of successfully leading distribution organizations.

Mr. Glass said, “Bob has built a very strong team at LFN, which gives us great confidence that this succession process will go smoothly and will be seamless from the perspective of our advisors and their customers.”

Glass continued, “Lincoln’s powerful distribution platforms are a great source of our competitive strength and an important component of the attractive value proposition we present to customers. This organizational change reflects our normal succession process, with no change in our distribution strategy or our longstanding commitment to both retail and wholesale distribution.”

About Lincoln Financial Group
Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates.  With headquarters in the Philadelphia region, the companies of Lincoln Financial Group had assets under management of $168 billion as of June 30, 2012.  Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life, disability and dental insurance; 401(k) and 403(b) plans; savings plans; and comprehensive financial planning and advisory services.  For more information, including a copy of our most recent SEC reports containing our balance sheets, please visit www.LincolnFinancial.com.

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Contacts:	Jim Sjoreen	Michael Arcaro
	484 583-1420	484 583-1799
	Investor Relations	Media Relations
	investorrelations@LFG.com	Michael.Arcaro@LFG.com